Exhibit 99.2

Independence Lead Mines Company

NEWS RELEASE

HECLA TO ACQUIRE ASSETS OF INDEPENDENCE LEAD MINES

FOR IMMEDIATE RELEASE

For Release: February 13, 2008

COEUR D’ALENE, IDAHO — Hecla Mining Company (HL:NYSE) and Independence Lead Mines (ILDS.PK) today announced that they have signed an agreement for Hecla to acquire substantially all of the assets of Independence Lead Mines Company (ILM), located in northern Idaho’s Silver Valley. Included in the ILM assets are the West Independence property and ILM’s mining claims pertaining to the DIA agreement with the Lucky Friday mine, which includes any future interest or royalty obligation to ILM. The transaction is subject to approval by shareholders of ILM.

In exchange for the assets, Hecla will distribute 6,936,884 of its common shares to ILM shareholders. There is a $1.25 million transaction break-up fee associated with the agreement. The transaction is expected to be completed later in the first quarter of 2008.

ILM President Bernard C. Lannen said, “Our management and board are completely supportive of this transaction. We feel the agreement is best for our shareholders, giving good value and the opportunity to continue to participate in the metals market as Hecla shareholders.”

Hecla President and Chief Executive Officer Phillips S. Baker, Jr., said, “This transaction not only guarantees that Hecla will receive 100% of the future profits of the Lucky Friday Mine, but also helps to consolidate our land position in the Star Morning district. We believe that the future potential of the Lucky Friday mine is tremendous. We look forward to moving ahead expeditiously with our plans for operating improvements, future increases in the resource and the work on our prefeasibility study for possible expansion of production there.”

Hecla Mining Company, headquartered in Coeur d’Alene, Idaho, mines, processes and explores for silver and gold in the United States, Mexico and Venezuela. A 117-year-old company, Hecla has long been well known in the mining world and financial markets as a quality producer of silver and gold. Hecla’s common and preferred shares are traded on the New York Stock Exchange under the symbols HL, HL-PrB and HL-PrC.

Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs, and prices or sales performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, political risks, project development risks, labor issues and ability to raise financing. Refer to the company’s Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

2008-03

Cautionary Note to Investors - The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this news release, such as “resource,” “reserve,” and “inferred resource” that the SEC guidelines strictly prohibit us from including in our filing with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K. You can review and obtain copies of these filings from the SEC’s website at http://www.sec.gov/edgar.shtml.

Contact:

Vicki Veltkamp, Vice President – Investor and Public Relations, 208-769-4128

Hecla Mining Company news releases can be accessed on the

Internet at: http://www.hecla-mining.com/

6500 N Mineral Drive, Suite 200 • Coeur d’Alene, Idaho 83815-9408 • 208/769-4100 • FAX 208/769-7612